The Cereghino Group

Corporate Investor Relations

206.388.5785 www.stockvalues.com

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
LLOYD W. BAKER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Announces Write Down of Deferred Tax Asset and Balance Sheet Restructuring;
Year End Assets of Less Than $10 Billion

Walla Walla, WA – January 4, 2018 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that as a result of the Tax Cuts and Job Act enacted December 22, 2017, it will be required to revalue its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the legislation.
Based on its preliminary analysis, Banner expects to record a one-time net tax charge currently estimated to be between $40 million and $43 million primarily related to the revaluation of these deferred tax items. This increase in income tax expense will be reflected in Banner's operating results for the fourth quarter of 2017 and will be in addition to the normal provision for income tax related to pre-tax net operating income. Banner has not completed its determination of the valuation adjustments related to these items, and the ultimate amount of the actual net tax charge and deferred tax asset write down will be based upon a number of factors, including completion of Banner's consolidated financial statements as of and for the year ended December 31, 2017 and completion of Banner's 2017 tax returns.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
In addition, Banner announced a number of strategic balance sheet initiatives that were implemented during the fourth quarter of 2017 and designed to keep the Company's assets below $10 billion at December 31, 2017 in order to postpone the adverse impact of the Durbin Amendment to the Dodd-Frank Act regarding limits on, among other things, debit card interchange fees.  (The Company has previously disclosed its estimate that the Durbin Amendment will have a $12 million annualized negative impact on its pre-tax revenues commencing six months after the calendar year end it crosses $10 billion in assets.)  In particular, Banner sold approximately $450 million of investment securities in the available for sale portfolio during the fourth quarter of 2017, using the proceeds to fund loans and operations and to pay down certain wholesale borrowings and maturing brokered deposits.  Banner incurred pre-tax net losses of approximately $2.3 million in connection with the sale of these investment securities, which will produce tax benefits based upon the 2017 marginal federal income tax rate of 35%.  To the extent that the Company re-leverages its balance sheet in future periods, the net interest income on replacement securities will be subject to the new 21% marginal corporate federal income tax rate.   In recent periods Banner has incurred a blended effective federal and state tax rate of 33% to 34%.  As a result of the reduced marginal federal tax rate Banner anticipates that its blended effective federal and state tax rate will be approximately 22% to 23% in 2018.
Banner also reduced it equity capital during the fourth quarter of 2017 through the repurchase of 520,166 shares of its common stock at an average price per share of $56.99 for a total purchase price of $29.6 million that further enhanced its efforts to close the year below $10 billion in total assets.

BANR - Press Release
January 4, 2018

Banner cautions that the estimates presented in this press release are preliminary and subject to change. These preliminary estimates of the impact of tax reform on Banner and Banner's strategic initiatives should not be viewed as a substitute for full financial statements prepared in accordance with U.S. generally accepted accounting principles, and are not necessarily indicative of the results to be expected for any future periods. The estimates have been prepared by management and Banner's independent auditors have not completed their audit or review of such information.
You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and the Company undertakes no obligation to update any such statements. The Company will provide additional discussion and analysis and other important information about its fourth quarter 2017 financial results and condition when it reports actual results after the market closes on Wednesday, January 24, 2018.  Management will host a conference call on Thursday, January 25, 2018 at 8:00 a.m. PST (11:00 a.m. EST) to discuss the results.  The call will also be broadcast live via the internet.
Interested investors may listen to the call live at www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10115119 or at www.bannerbank.com.
About the Company
Banner Corporation is a bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:  (1) the risk that tax charges may be greater than currently anticipated, (2) the risk that rules affecting revaluing deferred tax assets and liabilities may change, (3) the risk that future changes to tax rates may adversely affect the value of Banner's deferred tax assets and liabilities, (4) the risk that Banner may not be able to realize the value of deferred tax assets which depend on sufficient net income in the future, and (5) the risk that costs associated with the tax reform legislation may be greater than expected and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.